
Hacienda
Nueva
Vetagrande
Bermejo
Tacoaleche
Zoquite
Zacatecas
MEX
46
Guadalupe
La Fábrica
Troncoso
Iglesias
El Zacatón
El Saucito
MEX
49
General
Pánfilo
El Saladillo
La Blanca
Charcas
MEX
45
San
Jerónimo
N
Bilbao
Picacho
Ojocaliente
El Sapo
10 mi
10 km

Bilbao Property